Exhibit 15(b)6 - Policies and Procedures Accounting Manual

RAD Diversified REIT, Inc.

ACCOUNTING

POLICIES AND PROCEDURES

MANUAL

September 1 2018

This manual is designed for the following staff involved with accounting processes:

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     CEO

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     CFO

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     External Management Company

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RAD Management LLC

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     External Accounting Firm

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HTH & Associates

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I. Introduction

The purpose of this manual is to describe all accounting policies and procedures currently in use at RAD Diversified REIT, Inc. and to ensure that the financial statements conform to generally accepted accounting principles; assets are safeguarded; guidelines of investors are complied with; and finances are managed with accuracy, efficiency, and transparency.

All RAD Diversified REIT, Inc.

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s staff with a role in the management of fiscal and accounting operations are expected to comply with the policies and procedures in this manual.

These policies will be reviewed annually and revised as needed by the staff and approved by the CEO, CFO and the Board of Directors.

II. Division of Responsibilities

The following is a list of personnel who have fiscal and accounting responsibilities:

Board of Directors

1.     Appoint CEO & CFO (Treasurer)

2.     Reviews and approves the annual budget

3.     Reviews annual and periodic financial statements and information

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4.     Reviews Chief Executive Officer

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s performance annually and establishes the salary

5.     Two members of the board will be appointed by the board to be authorized signers on the bank accounts

6.     Determines whether the organization should have an audit and, if so, chooses and contracts with the auditor

Chief Executive Officer

1.     Reviews and approves all financial reports including cash flow projections

2.     Sees that an appropriate budget is developed annually

3.     Reviews and signs all issued checks and/or approves check signing procedures

4.     Reviews and approves all contracts over $25,000

5.     Reviews and approves all non-budgeted expenditures over $10,000

6.     Is on-site signatory for all bank accounts

Chief Financial Officer

1.     Monitors program budgets

2.     Reviews all payrolls

3.     Reviews and tracks cash flow

4.     Manages and approves funding requests from funding manager

5.     Allocates to operation account from external manager receiving account

6.     Reviews and adjusts receiving accounts

7.     Interacts with an external transfer agent to manage investor holding

8.     Approves requests from external manager for leverage of assets

9.     Assists Chief Executive Officer with the development of annual budgets

10.     Assists with investor reporting

11.     Mails investor statements

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External Management Company

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RAD Management LLC

1.     Makes bank deposits

2.     Downloads to accounting software (QuickBooks Online) all bank statements, reviews for any irregularities.

3.     Reviews all incoming and outgoing invoices

4.     Processes invoices and prepares checks for signature

5.     Assists with expense allocations

6.     Mails vendor checks

7.     Maintain and mange receiving accounts

8.     Collect rents

External Accounting Firm - HTH & Associates

1.     Overall responsibility for data entry into accounting system and integrity of accounting system data

2.     Processes payroll

3.     Maintains general ledger

4.     Prepares monthly, quarterly and year-end financial reports

5.     Reconciles all bank accounts

6.     Reviews completed monthly bank reconciliations

7.     Manages Accounts Receivable

8.     Oversees the adherence to all internal controls

9.     Monitors and manages all expenses to ensure most effective use of assets

10.     Helps maintains internal accounting controls and procedures

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11.     Reviews all financial reports

12.     Supports outside audit

13.     Review all receiving accounts from external management company

III. Chart of Accounts and General Ledger

RAD Diversified REIT, Inc. has designated a Chart of Accounts specific to its operational needs and the needs of its financial statements. The Chart of Accounts is structured so that financial statements can be shown by natural classification (expense type) as well as by functional classification. HTH & Associates is responsible for maintaining the Chart of Accounts and revising as necessary. The Chart of Accounts is attached to this manual as an addendum.

The general ledger is automated and maintained using our accounting software. All input and balancing is the responsibility of HTH & Associates with final approval by the CFO.

The CFO should review the Financial Statements monthly for any unusual transactions.

IV. Cash Receipts/Checks

Cash receipts or checks generally arise from:

1.     Rental Income

The principal steps in the cash receipts process are:

The Receptionist receives incoming mail and forwards it unopened to the External Management Company. The Operations Manager opens, date stamps, and distributes the mail as necessary.

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The Property Manager collects all checks, makes a digital copy (picture) of all checks and sends these copies to the CFO, External Management Company and the Accounting Firm.  The checks are then taken to the appropriate bank for deposit.

After receiving the digital copy of the checks, the Accounting Firm processes the deposit in the accounting software.

All actual cash received (which is very rare) will be counted, verified, and signed off by the CFO and another available staff member. The cash will immediately be posted using the appropriate allocation. A receipt will be given to the paying party and a copy kept for internal purposes. The cash will be kept in a locked, secure location and deposited within 24 business hours.

V. Credit Card Policy and Charges

All staff members who are authorized to carry an organization credit card will be held personally responsible in the event that any charge is deemed personal or unauthorized. Unauthorized use of the credit card includes: personal expenditures of any kind; expenditures which have not been properly authorized; meals, entertainment, gifts, or other expenditures which are prohibited by budgets, laws, and regulations, and the entities from which RAD REIT receives funds.

The receipts for all credit card charges will be emailed to the Accounting Firm within two (2) weeks of the purchase along with proper documentation. The Operations Manager will verify all credit card charges with the monthly statements. A record of all charges will be given to the Accounting Firm with applicable allocation information for posting.

The Chief Executive Officer

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s credit card usage will be provided to the Board Chair and the Board Treasurer.

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VI. Accruals

To ensure a timely close of the General Ledger, RAD REIT may book accrual entries. Some accruals will be made as recurring entries.

Accruals to consider:

1.     Monthly interest earned on money market accounts, certificates of deposits, etc.

2.     Recurring expenses, including employee vacation accrual, prepaid corporate insurance, depreciation, etc.

VII. Bank Account Reconciliations

1.     All bank statements will be downloaded to the Accounting Software (QuickBooks Online-QBO) by the Operations Manager at the direction of HTH & Associates.

2.     Downloaded entries in the que will be either added to QBO or matched with entries already in the software.

3.     A detailed comparison of dates and amounts of deposits as shown in the accounting system and on the statement, an investigation of any rejected items, a comparison of cleared checks with the accounting record including amount, payee, and sequential check numbers must be completed and verified.

4.     If there are unusual balances and/or transactions, the Operations Manager can review and provide information to HTH & Associates.

5.     HTH & Associates and the Operations Manager will verify any voided checks and will investigate any checks that are outstanding over three months.

6.     Once this process is complete, reconciliation can be done.

7.     Reconciliations will happen monthly and reports as needed will be distributed to the necessary parties.

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VIII. Payroll Processing

1.     All employees are salaried.

2.     The payroll is processed by HTH & Associates on the 1st and 15th of the month and paid on the 3rd and 18th of the month respectively.

3.     Any changes to the payroll from the prior period including addition of new employees, deletion of employees, or changes in base pay rate must be sent via email and accompanied by the appropriate form and approved by the CFO before the change can be made.

4.     HTH & Associates will process payroll in a timely manner and record vacation time, holiday hours, sick time, and any other information deemed necessary to properly reflect time worked.

5.     Paychecks will be distributed by direct deposit according to the appropriate signed form by the employee directing the funds into the employee bank account.  The employee will receive a verification stub on the date of payroll payment.

6.     HTH & Associates will review payroll expenditures and allocations monthly.

7.     All quarterly federal and state payroll reports will be prepared and filed appropriately by HTH & Associates.

8.     All W-2 statements are issued to employees prior to January 31st of the following year for the prior calendar year.

IX. End of Month and Fiscal Year-End Close

1.     HTH & Associates will review and sign off on all month- and year-end journal entries.

2.     At the end of each month and fiscal year end, HTH & Associates will review all balance sheet accounts including verification of the following balances: cash accounts match the bank reconciliations, fixed assets accounts reflect all purchases, write-downs and retirements, accounts receivable and payable accounts match outstanding amounts due and owed.

3.     The income and expense accounts review will include reconciliation to amounts received and expended and verification that payroll expenses match the payroll reports including federal and state payroll tax filings.

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4.     Once the final monthly and fiscal year-end financial statements are run, reviewed, and approved by HTH & Associates and the CFO, no more entries or adjustments will be made into that month or year

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s ledgers.  HTH & Associates will close out the month and fiscal year with a password.

5.     At the end of the fiscal year, an outside CPA will prepare the annual tax return.   The return will be presented to the CEO, CFO, and the Board for their review and approval. The outside CPA firm will then file the return with the Internal Revenue Service by the annual deadline.

6.     All other appropriate government filings including those required by the state tax board and attorney general

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s office will be completed and filed with the appropriate agency.

7.     Support annual audit by outside CPA firm.

X. Financial Reports (NAVs)

HTH & Associates will prepare the quarterly Net Asset Value (NAV) and annual financial reports for distribution.

The quarterly allocation spreadsheets of the NAVs will be presented to the CEO and the CFO for approval and once approved the NAV letters created and distributed to the investors.

The annual financial reports will include: balance sheet, statement of income and expenses, a budget versus actual report for the organization, accounts receivable aging, accounts payable register and aging, cash flow projection, and any other requested reports.

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Periodic and annual financial reports will be submitted to CEO, CFO, and Board of Directors for review and approval.

All property expenses will be classified in their natural classification (expense type) as well as by functional classification (state code and address).

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